Exhibit 2.4

EXECUTION VERSION

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “Amendment”), is made and entered into as of October 27, 2026, by and among (i) Inflection Point Acquisition Corp. VII, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) IPGX Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Elroy Air, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, reference is hereby made to that certain Business Combination Agreement, dated June 26, 2026, by and among the Purchaser, Merger Sub and the Company (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 9.10 (Amendment; Waiver) of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company; and

WHEREAS, in accordance with Section 9.10 (Amendment; Waiver) of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Amendments and consents

1.1. Amendments. The Parties hereby agree that the Business Combination Agreement shall be amended and/or modified as follows:

(a) Section 2.03(a) – Effect on Company Securities. Section 2.03(a) of the Business Combination Agreement is amended and restated in its entirety to read as follows:

“(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Security that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Option, including the Vested Company Options and Unvested Company Options, that is outstanding immediately prior to the Effective Time shall be assumed by Purchaser and converted into an option to purchase a number of shares of Domesticated Purchaser Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Common Stock Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Notwithstanding anything to the contrary herein, with respect to the Unvested Company Options that were Unvested Company Options (determined as of the date of this Agreement) and that remain Unvested Company Options as of immediately prior to the Effective Time (i.e., after excluding any Company Options that were Unvested Company Options as of the date of this Agreement but that have become vested and exercisable between the date of this Agreement and immediately prior to the Effective Time) (the “Signing-Date Unvested Company Options”), fifty percent (50%) of such Signing-Date Unvested Company Options (rounded down to the nearest whole number on an aggregate basis) shall, upon their assumption and conversion into Exchanged Options, be granted under, and the shares of Domesticated Purchaser Common Stock subject thereto shall be issued pursuant to and counted against the share reserve of, the Equity Incentive Plan, and shall accordingly reduce, and be subject to, the EIP Limit; and the remaining fifty percent (50%) of such Signing-Date Unvested Company Options, together with all Vested Company Options, shall be assumed by Purchaser and converted into Exchanged Options outside of, and shall not count against the share reserve of or the EIP Limit under, the Equity Incentive Plan. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.03(a)(ii);

(iii) each share of Company Preferred Stock (including each share of Company Preferred Stock issued upon the conversions and exercises described in Sections 2.01(a)-(b)) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (1) the number of shares of Domesticated Purchaser Common Stock equal to the greater of (A) the quotient obtained from (x) the applicable Preferred Stock Liquidation Preference of such share of Company Preferred Stock divided by (y) the Redemption Price (such shares of Company Preferred Stock receiving a number of shares of Domesticated Purchaser Common Stock pursuant to this clause (A), “Preferred Stock Preference Exchange”) and (B) the product of (x) the number of shares of Company Common Stock that such share of Company Preferred Stock would be entitled to convert into as of immediately prior to the Effective Time in accordance with the Company Certificate of Incorporation, multiplied by (y) the Common Stock Exchange Ratio (such shares of Company Preferred Stock receiving a number of shares of Domesticated Purchaser Common Stock pursuant to this clause (B), “Preferred Stock As-Converted Exchange”), and (2) the Per Share Earn-out Consideration;

(iv) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and converted into the right to receive the Per Share Base Consideration and the Per Share Earn-out Consideration; and

(v) each Company RSU outstanding as of the Effective Time shall automatically (without any further action required of the holder of such Company RSU): (x) cease to represent a right to acquire shares of Company Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the Company’s Equity Incentive Plan or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, including satisfaction of any “Liquidity Event” vesting condition as of the Effective Time as determined in accordance with such award agreement terms, into a restricted stock unit award representing the right to acquire that number of Domesticated Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU and (B) the Common Stock Exchange Ratio (a “Purchaser RSU”).”

(b) Section 2.04(a) (Surrender and Payment). Section 2.04(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders (other than with respect to any Excluded Shares, Company RSUs and Company Options) evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Base Consideration payable with respect thereto pursuant to Section 2.03 of this Agreement (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Base Consideration out of the Exchange Fund in accordance with the terms of this Agreement.”

(c) Section 2.04(b) (Surrender and Payment). Section 2.04(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of shares of Company Common Stock (other than with respect to any Excluded Shares, Company RSUs and Company Options) and Company Preferred Stock, instructions for exchanging each such holder’s shares (other than any Excluded Shares, Company RSUs and Company Options) for such holder’s applicable portion of the Aggregate Common Stock Base Consideration and the Aggregate Preferred Stock Consideration from the Exchange Fund, and which shall be in a form reasonably acceptable to the Parties (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the Aggregate Common Stock Base Consideration or the Aggregate Preferred Stock Consideration to each such holder with respect to such shares of Company Common Stock and Company Preferred Stock. Effective as of one (1) Business Day prior to soliciting the Company Stockholder Approval pursuant to Section 7.01(b), the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company has been notified of, in writing, prior to such Business Day.”

(d) Section 6.04 (Annual and Interim Financial Statements). Section 6.04(b) and 6.04(c) are hereby amended and restated in their entirety to read as follows:

“(b) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than September 30, 2026, the Company shall deliver to the Purchaser unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the six-month periods ending June 30, 2026 and 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated 2Q Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Company that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated 2Q Financial Statements and any other audited or unaudited financial statements of the Company, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Updated 2Q Financial Statements and any other audited or unaudited financial statements of the Company, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) Notwithstanding anything else in this Agreement, failure to provide the PCAOB Financial Statements and the Updated 2Q Financial Statements by the deadlines specified in Section 6.04 shall not be a breach of this Agreement.”

(e) Section 6.13 (Registration Statement and Prospectus). Section 6.13(a)(i) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated 2Q Financial Statements and any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Company’s and its Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding Purchaser Ordinary Shares and the Cayman Purchaser Warrants, respectively, in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, (C) the shares of Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration, (D) the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration, (E) the shares of Domesticated Purchaser Common Stock issuable upon conversion of the shares of Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration, (F) the shares of Domesticated Purchaser Common Stock issuable upon exercise of the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration, (G) the shares of Domesticated Purchaser Common Stock subject to the Exchanged Options, and (H) the shares of Domesticated Purchaser Common Stock subject to Purchaser RSUs (if any) (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be split 50/50 by the Purchaser and the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, if applicable, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).”

(f) Section 6.14 (Employee Matters). Section 6.14(a) is hereby amended and restated in its entirety to read as follows:

“(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed; provided, however, that maximum number of shares of Domesticated Purchaser Common Stock issuable thereunder immediately following the consummation of the Transactions shall not be more than twelve percent (12%) of the Purchaser Fully Diluted Capitalization at that time (the “EIP Limit”). If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.”

(g) Section 7.03 (Conditions to Obligations of the Purchaser and Merger Sub). Section 7.03(b) is hereby amended and restated in its entirety to read as follows:

“(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreement and covenants (except for the requirement to provide the PCAOB Financial Statements and the Updated 2Q Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it or prior to the Closing Date.”

(h) Section 7.03 (Conditions to Obligations of the Purchaser and Merger Sub). Section 7.03(d)(III)(D) is hereby amended and restated in its entirety to read as follows:

“(D) A copy of the Seller Lock-Up Agreement, duly executed by each holder of equity securities of the Company who will receive, or would receive upon exercise of the Exchanged Options or settlement of the Purchaser RSUs, at least 1.0% of the Aggregate Consideration.”

(i) Section 10.01 (Certain Definitions). Each of the following definitions set forth in Section 10.01 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

(i) “Company Adjusted Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities pursuant to Section 2.02, (ii) all shares of Company Common Stock issuable upon full exercise of all issued and outstanding Company Warrants (calculated using the treasury method of accounting on a cashless exercise basis), (iii) all shares of Company Common Stock issuable upon full exercise of all Vested Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (iv) all shares of Company Common Stock issuable upon full exercise of all Unvested Company Options, which are not the Signing-Date Unvested Company Options, that remain outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), and (v) all shares underlying the Company RSUs, whether vested or unvested, outstanding as of immediately prior to the Effective Time.

(ii) “Company Convertible Security” means each convertible promissory note, simple agreement for future equity or similar instrument or Contract issued by the Company or entered into by the Company pursuant to which any Person has the right to convert or exchange such instrument or Contract into equity securities of the Company (for the avoidance of doubt, excluding Company Warrants, Company Options and Company RSUs).

(iii) “Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities (other than the Pre-Funded Convertible Notes) pursuant to Section 2.02, (ii) shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities (other than the Pre-Funded Convertible Notes) pursuant to Section 2.02, (iii) all shares of Company Common Stock and Company Preferred Stock issuable upon full exercise of all issued and outstanding Company Warrants (calculated using the treasury method of accounting on a cashless exercise basis), (iv) all shares of Company Common Stock issuable upon full exercise of all Vested Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (v) all shares of Domesticated Purchaser Common Stock that are issuable upon conversion of Domesticated Purchaser Series A Preferred Stock issued pursuant to Section 2.02(a) of this Agreement and (vi) all shares of Company Common Stock that are issuable under the Specified RSUs as set forth in Schedule 10-D.

(iv) “Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock, the Company Convertible Securities, the Company Options, the Company Warrants, the Company RSUs and all other shares, warrants and other securities of the Company.

(v) “Eligible Stockholder” means a holder of Company Common Stock, Company Preferred Stock, Pre-Funded Convertible Notes, Company Warrants (including for this purpose the Company Pre-Funded Convertible Note Investor Warrants), Vested Company Options and, to the extent set forth in Schedule 10-D, the Specified RSUs, as of immediately prior to the Effective Time and each of their respective successors and assigns. For the avoidance of doubt, a list of all Eligible Stockholders as of October 27, 2026, together with an illustrative allocation schedule showing a hypothetical earnout payout under the terms of this Agreement (using, solely for this purpose, an assumed closing date and assumed earnout payout date as described therein), is set forth on Schedule 10-C of the Company Disclosure Letter; provided, however, that the allocation schedule showing such hypothetical payout in Schedule 10-C is provided for illustrative purposes only and shall not be deemed to define, limit, expand or otherwise modify the term "Eligible Stockholder".

(vi) “Pro Rata Share” means, for each Eligible Stockholder, a percentage determined by dividing (a) (i) the total number of shares of Domesticated Purchaser Common Stock issued or issuable to such Eligible Stockholder in the Merger in exchange for such Eligible Stockholder’s Company Common Stock, Company Convertible Securities, Company Preferred Stock, Company Warrants, the Specified RSUs and Vested Company Options or (ii) in the case of holders of Pre-Funded Convertible Notes prior to the Merger, the total number of shares of Domesticated Purchaser Common Stock issuable to such Eligible Stockholder upon a hypothetical conversion at the time of the applicable Triggering Event of such Eligible Stockholder’s Domesticated Purchaser Series A Preferred Stock received in the Merger, divided by (b) the sum of (i) the total number of shares of Domesticated Purchaser Common Stock issued to all Eligible Stockholders in the Merger in exchange for the Company Common Stock, Company Convertible Securities, Company Preferred Stock, Company Warrants, the Specified RSUs and Vested Company Options; and (ii) the total number of shares of Domesticated Purchaser Common Stock issuable to such Eligible Stockholders upon a hypothetical conversion of all Eligible Stockholders’ Domesticated Purchaser Series A Preferred Stock at the time of the applicable Triggering Event.

(j) Section 10.01 (Certain Definitions). Section 10.01 of the Business Combination Agreement is hereby amended by deleting the defined term “Updated 1Q Financial Statements” and by adding the following new defined terms in the appropriate alphabetical order:

(i) “Company RSU” means each restricted stock unit of the Company that is outstanding as of immediately prior to the Effective Time.

(ii) “Purchaser Fully Diluted Capitalization” means the sum (without duplication) of the aggregate number of (i) shares of Domesticated Purchaser Common Stock that are issued and outstanding immediately after the Effective Time, (ii) the total number of shares of Domesticated Purchaser Common Stock issuable upon conversion of all Domesticated Purchaser Series A Preferred Stock issued and outstanding immediately after the Effective Time, (iii) shares of Domesticated Purchaser Common Stock that are issuable upon exercise of the Domesticated Purchaser Series A Investor Warrants and Domesticated Purchaser Warrants issued and outstanding immediately after the Effective Time, (iv) shares of Domesticated Purchaser Common Stock that are issuable upon exercise of the Exchanged Options and Purchaser RSUs issued and outstanding immediately after the Effective Time, (v) the Earnout Shares, and (vi) the shares of Domesticated Purchaser Common Stock that are reserved and not issued under the Equity Incentive Plan immediately after the Effective Time.

(iii) “Purchaser RSU” has the meaning specified in Section 2.03(a)(v).

(iv) “Specified RSU” means each Company RSU, whether vested or unvested, set forth on Schedule 10-D.

(v) “Updated 2Q Financial Statements” has the meaning specified in Section 6.04(b).

(k) Schedule 10-C. Schedule 10-C of the Company Disclosure Letter is hereby amended and restated in its entirety to incorporate Schedule 10-C listed as Exhibit A of this Amendment.

(l) Schedule 10-D. The Business Combination Agreement is hereby amended to incorporate Schedule 10-D listed on Exhibit B of this Amendment.

1.2. Effect of Amendments. The Parties hereby acknowledge and agree that this Amendment and the amendments set out in Section 1.1 above shall be effective as of the date hereof. This Amendment is supplemental to the Business Combination Agreement and is to be read and construed as one instrument with the Business Combination Agreement. On and after the date hereof, each reference in the Business Combination Agreement or the Ancillary Documents to the provisions amended pursuant to Section 1.1 above shall be a reference to the respective provision as amended hereby, and each reference to the Business Combination Agreement in the Ancillary Documents shall be a reference to the Business Combination Agreement as amended hereby. The Business Combination Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. This Amendment shall not constitute an amendment or waiver of any provision of the Business Combination Agreement or the Ancillary Documents not expressly amended or waived herein and shall not be construed as an amendment, waiver, or consent to any action that would require an amendment, waiver, or consent except as expressly stated herein. This Amendment is without prejudice to any rights or claims of any Party arising under the terms of the Business Combination Agreement or other Ancillary Documents before the date of this Amendment.

Article II
GENERAL PROVISIONS

2.1. Counterparts. This Amendment may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

2.2. Entire Agreement. This Amendment, together with the Business Combination Agreement and the other Ancillary Documents: (a) constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to their subject matter; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies, except as expressly provided in the Business Combination Agreement.

2.3. Other Provisions. The following provisions in the Business Combination Agreement are incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Amendment: Section 9.02 (Notices), Section 9.03 (Binding Effect; Assignment), Section 9.04 (Third Parties), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (Waiver of Jury Trial), Section 9.08 (Specific Performance), Section 9.09 (Severability), and Section 9.10 (Amendment; Waiver).

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to Business Combination Agreement to be executed as of the date first written above.

The Purchaser:

Inflection Point Acquisition Corp. VII

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

[Signature Page to the First Amendment to the Business Combination Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to Business Combination Agreement to be executed as of the date first written above.

The Merger Sub:

IPGX Merger Sub, Inc.

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

[Signature Page to the First Amendment to the Business Combination Agreement]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to Business Combination Agreement to be executed as of the date first written above.

The Company:

ELROY AIR, INC.

By:	/s/ Andrew Clare
Name:	Andrew Clare
Title:	Chief Executive Officer

[Signature Page to the First Amendment to the Business Combination Agreement]

EXHIBIT A

SCHEDULE 10-C (Eligible Stockholders)

[Redacted]

EXHIBIT B

SCHEDULE 10-D (Specified RSUs)

[Redacted]